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                                                                   Exhibit 99.1


              PLAYERS INTERNATIONAL ANNOUNCES TERMINATION OF JACKPOT
                               MERGER AGREEMENT

                        COMPANY TO PROCEED WITH HARRAH'S
                    MERGER OFFER OF $8.50 PER SHARE IN CASH


ATLANTIC CITY, N.J., August 19, 1999 - Players International, Inc. (Nasdaq:
PLAY) announced that it terminated its prior agreement with Jackpot Enterprises, Inc. (NYSE: J) and has paid a termination fee to Jackpot. Players has entered into a definitive merger agreement with Harrah's Entertainment, Inc. (NYSE: HET).

As previously announced on August 16, 1999, Players received an unsolicited, bona fide written proposal from Harrah's offering to acquire Players at a price of $8.50 per share in cash. Players' Board of Directors determined to accept Harrah's offer, which does not contain a financing contingency, and which the Board concluded constitutes a superior proposal to the previously announced merger agreement with Jackpot. Jackpot had agreed to pay $8.25 per share of Players common stock, consisting of $6.75 in cash and $1.50 in Jackpot common stock, contingent upon Jackpot being able to obtain financing sufficient to allow Jackpot to complete the transaction.

The Players stockholders meeting previously scheduled for September 14 will be cancelled. A new record date and a new date for a stockholders meeting will be established and amended proxy materials will be mailed to Players stockholders.

Including the assumption of approximately $150 million of debt, the Harrah's offer for Players is valued at approximately $425 million. In addition, the termination fee was advanced to Jackpot by Harrah's.

Completion of Players' merger with Harrah's is subject to several conditions including approval by Players' shareholders and receipt of all necessary regulatory approvals. The transaction is expected to close in the fourth quarter of 1999.

In an unrelated development, the Louisiana Gaming Control Board met on Tuesday, August 17, 1999, to consider the renewal of one of Players' two licenses in Louisiana. The Gaming Control Board conditionally renewed the license subject to the outcome of its continuing investigation of Players in relation to the Shetler and Edwards cases. The Gaming Control Board also received and made public a report by the Riverboat Gaming Division of the Louisiana State Police concerning the investigation. The Gaming Control Board took no action on the report but a hearing will be scheduled at a later date.

Players International, Inc. is a multi-jurisdictional casino and entertainment gaming company that owns and operates riverboat casino facilities on the Ohio River in Metropolis, Illinois; in Lake Charles, Louisiana; and in Maryland Heights, Missouri, a suburb of St. Louis.

This news release contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements are subject to uncertainties which could cause actual events to differ from those in the statements, including adverse business, regulatory or competitive developments.